Exhibit 99.1
CONTACT: Phil Franklin,
     Vice President, Operations Support, CFO and Treasurer (773) 628-0810
LITTELFUSE REPORTS FIRST QUARTER RESULTS
          CHICAGO, April 30, 2009 — Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the first quarter of 2009.
First Quarter Highlights
•	Sales for the first quarter of 2009 were $84.4 million, a 37% decline compared to the first quarter of 2008. The slow start to the current year was due to the following:
o	Exceptionally weak end markets across all geographies for automotive, consumer electronics and telecom, as a result of the global economic downturn and credit crisis.

o	Extended factory shutdowns for automotive OEMs and electronic contract manufacturers in an attempt to bring inventories in line.

o	Inventory reductions at electronics distributors in all geographies.

o	Weakness in the electrical fuse business, reflecting the downturn in non-residential construction and inventory reductions in the distribution channel.
•	On a GAAP basis, the company had a loss of ($0.36) per diluted share in the first quarter of 2009, which was consistent with the company’s guidance. This compared to earnings of $0.19 per diluted share for the first quarter of 2008. The sharp earnings decline compared to the prior year was primarily the result of lower sales and, to a lesser extent, an unfavorable tax rate due to non-recurring tax effects in Asia. These negative impacts were partially offset by reductions in both manufacturing and operating expenses.

•	Cash used in operating activities was ($1.9) million for the first quarter of 2009 compared to ($1.0) million for the first quarter of 2008, as unfavorable net income was mostly offset by favorable working capital performance. Capital expenditures for the first quarter of 2009 were $7.2 million compared to $11.5 million for the prior-year quarter.
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•	The company ended the first quarter of 2009 with $60.2 million in cash and had $75.0 million of borrowing capacity under its revolving credit facility. At March 28, 2009, the company was in compliance with all debt covenants and expects to remain in compliance for the foreseeable future.

•	The book-to-bill ratio for electronics for the first quarter of 2009 was 1.0 and has improved throughout the month of April.
          “The first quarter started even slower than expected, and we did not see much improvement in order rates until well into March,” said Gordon Hunter, Chief Executive Officer. “The initial signs of improvement came from our electronics business in Taiwan and China, and more recently we have seen increased orders from North American distributors. The automotive business in Europe and Asia has come off the lows of January and February, but the U.S. business continues to be very weak.”
          “The extreme weakness of the first quarter and the increasing likelihood of an extended downturn caused us to take further actions to improve cash flow and reduce our breakeven point,” said Phil Franklin, Chief Financial Officer. “Operating expenses, which we previously indicated would be $15 million lower than 2008 levels, are now expected to be more than $20 million below 2008 levels. We also will be making further cuts in manufacturing costs and capital expenditures.”
Outlook
•	Sales for the second quarter of 2009 are expected to be in the range of $93 to $97 million, which represents 10 — 15% sequential growth over the first quarter.

•	The company believes that at the upper end of its sales guidance, it can return to profitability in the second quarter, excluding any one-time charges. The company is evaluating additional cost savings opportunities and as a result, may incur additional restructuring charges in the second quarter.

•	Capital spending for 2009 is now expected to be approximately $23 million.
          “In this challenging environment, we continue to execute well on all of our cost reduction projects and to further reduce our breakeven point. Despite the ongoing uncertainty of the global economy, we expect recurring earnings for the second quarter of 2009 to be substantially better than the first quarter and to continue to improve in the second half of the year,” said Hunter.
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Conference Call Webcast Information
          Littelfuse will host a conference call today, Thursday, April 30, 2009 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the first quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2009 and can be accessed through the Web site listed above.
About Littelfuse
          As the worldwide leader in circuit protection products and solutions with annual sales of $530.9 million in 2008, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Chicago, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, Canada, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
          For more information, please visit Littelfuse’s web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2008. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2008.
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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	First Quarter
	2009	2008	% Change
Business Unit
Electronics	$51.2	$84.8	(40%)
Automotive	18.5	36.3	(49%)
Electrical*	14.7	12.6	17%

Total	$84.4	$133.7	(37%)

	First Quarter
	2009	2008	% Change
Geography
Americas	$36.8	$49.7	(26%)
Europe	17.7	33.3	(47%)
Asia-Pacific	29.9	50.7	(41%)

Total	$84.4	$133.7	(37%)

*	Startco Engineering, acquired at the beginning of the fourth quarter 2008, added $4.3 million in sales to the Electrical business unit in the first quarter of 2009.
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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, unaudited)

	March 28, 2009	December 27, 2008
ASSETS
Current assets:
Cash and cash equivalents	$60,204	$70,937
Accounts receivable, less allowances	52,446	62,126
Inventories	61,528	66,679
Deferred income taxes	11,340	11,693
Prepaid expenses and other current assets	15,332	17,968

Total current assets	200,850	229,403

Property, plant and equipment:
Land	10,885	11,089
Buildings	62,912	68,165
Equipment	303,626	301,835

	377,423	381,089
Accumulated depreciation	(218,652)	(220,939)

Net property, plant and equipment	158,771	160,150

Intangible assets, net of amortization:
Patents, licenses and software	12,167	8,077
Distribution network	16,857	11,577
Customer lists, trademarks and tradenames	7,526	2,954
Goodwill	93,757	106,961

	130,307	129,569

Investments	4,516	3,436
Deferred income taxes	15,610	15,235
Other assets	1,097	1,135

Total Assets	$511,151	$538,928

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,150	$18,854
Accrued payroll	12,907	17,863
Accrued expenses	12,711	17,220
Accrued severance	5,421	8,393
Accrued income taxes	443	2,570
Current portion of long-term debt	10,441	8,000

Total current liabilities	58,073	72,900

Long-term debt, less current portion	70,000	72,000
Accrued severance	5,242	7,200
Accrued post-retirement benefits	41,962	41,637
Other long-term liabilities	12,275	11,340
Total shareholders’ equity	323,599	333,851

Total Liabilities and Shareholders’ Equity	$511,151	$538,928

Common shares issued and outstanding of 21,722,064 and 21,719,734, at March 28, 2009, and December 27, 2008, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	March 28, 2009	March 29, 2008
Net sales	$84,403	$133,708

Cost of sales	66,129	95,227

Gross profit	18,274	38,481

Selling, general and administrative expenses	22,342	25,678
Research and development expenses	4,821	5,623
Amortization of intangibles	1,211	892

	28,374	32,193

Operating (loss) income	(10,100)	6,288

Interest expense	670	334
Other (income) expense, net	(879)	313

(Loss) income before income taxes	(9,891)	5,641
Income taxes	(2,107)	1,529

Net (loss) income	$(7,784)	$4,112

(Loss) income per share:
Basic	$(0.36)	$0.19

Diluted	$(0.36)	$0.19

Weighted average shares and equivalent shares outstanding:
Basic	21,721	21,782

Diluted	21,727	21,898

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Three Months Ended
	March 28, 2009	March 29, 2008
OPERATING ACTIVITIES:
Net (loss) income	$(7,784)	$4,112
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	7,381	6,643
Amortization of intangibles	1,211	892
Stock-based compensation	1,306	1,003
Changes in operating assets and liabilities:
Accounts receivable	9,350	(4,057)
Inventories	4,716	(4,246)
Accounts payable and accrued expenses	(5,163)	(5,988)
Accrued payroll and severance	(9,499)	1,669
Accrued taxes	(5,007)	1,896
Prepaid expenses and other	1,580	(2,925)

Net cash used in operating activities	(1,909)	(1,001)

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,205)	(11,455)
Purchase of business, net of cash acquired	(920)	(9,280)

Net cash used in investing activities	(8,125)	(20,735)

FINANCING ACTIVITIES:
Proceeds from debt	2,380	31,500
Payments of debt	(2,000)	(16,646)
Proceeds from exercise of stock options	33	439
Purchases of common stock	—	(6,623)

Net cash provided by financing activities	413	8,670

Effect of exchange rate changes on cash	(1,112)	1,557

Decrease in cash and cash equivalents	(10,733)	(11,509)
Cash and cash equivalents at beginning of period	70,937	64,943

Cash and cash equivalents at end of period	$60,204	$53,434

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